Exhibit 99.1

GLOBAL BRASS AND COPPER HOLDINGS, INC. ANNOUNCES SECOND QUARTER 2013 FINANCIAL RESULTS

Completion of successful IPO;

Demand in building and housing, munitions and coinage end markets drove quarterly increases in volume

Second Quarter Highlights

•	Volume increased 7.5% to 138.4 million pounds year-over-year;

•	Adjusted sales increased 5.6% year-over-year to $142.3 million;

•	Consolidated Adjusted EBITDA increased 16.3% year-over-year to $36.3 million;

•	Adjusted diluted earnings per common share of $0.75, a $0.16 improvement year-over-year;

•	Net sales increased 10.7% year-over-year to $461.5 million;

•

Net loss attributable to GBC of $17.1 million improved from Net loss attributable to GBC of $20.0 million in prior year period, which included significant charges related to the IPO completed in the second quarter of 2013 and the senior secured notes issuance and dividend completed in the second quarter of 2012;

•	Diluted loss per common share, as reported, of $0.81, a $0.14 improvement year-over-year; and,

•	Completed successful IPO in May.

Schaumburg, IL., August 12, 2013 Global Brass and Copper Holdings, Inc. (NYSE:BRSS) (“GBC” or the “Company”) today announced the results for the second quarter ended June 30, 2013.

“The second quarter marked a transformative period for GBC as we brought our company to the public markets with the completion of our IPO in May,” said John Walker, GBC’s Chief Executive Officer. “Along with this successful offering, we delivered improved financial results for the second quarter, driven by growing demand in the building and housing, munitions and coinage end markets. We also increased shipments of our lead-free brass rod product offering and made progress with our early marketing efforts for our anti-microbial product, CuVerro, in the growing healthcare industry. With our diverse portfolio and strong positions in high growth end markets, we believe that we are well positioned to drive long-term growth and profitability.”

Second Quarter Operating Results

Volume for the second quarter of 2013 increased by 7.5% to 138.4 million pounds compared to 128.8 million pounds in the second quarter of 2012. The increase in volume was the result of higher demand in the building and housing, munitions and coinage end markets. These increases were partially offset by lower demand in the electronics/electrical components end market and competition from foreign imports. By segment, Olin Brass and Chase Brass volume increased 7.4% and 5.8% during the second quarter, respectively, while A.J. Oster volume decreased 2.8%.

Net sales for the second quarter of 2013 increased 10.7% to $461.5 million compared to $417.0 million in the second quarter of 2012. The improvement in net sales was attributable to an increase in volume and sales of unprocessed metal, which were partially offset by lower metal prices and lower average sales prices. Adjusted sales, a non-GAAP revenue measure which reflects the value added premium over metal replacement cost recovery, increased 5.6% from $134.7 million to $142.3 million. A reconciliation of net sales to adjusted sales is provided later in this press release.

Gross profit during the second quarter of 2013 increased 9.8% to $51.7 million compared to $47.1 million during the second quarter of 2012, primarily driven by higher volume, lower shrinkage costs due to lower metal costs and higher yields, and lower manufacturing conversion costs.

Selling, general and administrative (“SG&A”) expenses for the second quarter of 2013 increased by $14.8 million to $52.8 million compared to $38.0 million during the second quarter of 2012. SG&A expenses included non-cash compensation charges for vested profits interest shares held by certain members of management in Halkos Holdings, LLC (“Halkos”), the Company’s majority shareholder, of $29.3 million and $19.5 million for the second quarter of 2013 and 2012, respectively, as a result of the IPO completed in 2013, modification of the Amended and Restated Limited Liability Company Agreement of Halkos in 2013, and the senior secured notes issuance and dividend completed in 2012. SG&A expenses for the second quarter of 2013 also included a $4.5 million charge for the termination of the management services agreement with affiliates of KPS Capital Partners, L.P. (“KPS”), the majority shareholder of Halkos, following the completion of the IPO.

Net loss attributable to GBC for the quarter was $17.1 million, or $0.81 per diluted share, compared to a net loss of $20.0 million, or $0.95 per diluted share, for the same period of 2012. Net loss attributable to GBC for the quarter and in the prior year period included a $19.6 million loss on extinguishment of debt in 2012 related to the repayment in full and retirement of the Company’s senior secured term loan prior to maturity, in addition to the charges associated with the IPO and the Halkos LLC agreement modification completed in 2013, and the senior secured notes issuance and dividend completed in 2012.

Consolidated Adjusted EBITDA, a non-GAAP measure of consolidated GBC profitability, was $36.3 million for the second quarter of 2013, an increase of 16.3% compared to second quarter 2012, driven by higher volume, lower shrinkage costs and lower manufacturing conversion costs. A reconciliation of net income attributable to GBC to Consolidated Adjusted EBITDA is provided later in this press release.

Cash Flow and Leverage

During the second quarter of 2013, the Company reported net cash used in operating activities of $12.9 million driven by increased investment in working capital in support of higher volume.

The Company ended the quarter with cash of $34.0 million, borrowings of $56.0 million under its asset based revolving lending facility (“ABL Facility”), senior secured notes of $375.0 million, and with borrowing availability of $143.5 million under its ABL Facility.

Conference Call

The Company will host a teleconference and webcast at 8:30 a.m. (Central Time) on Tuesday, August 13 to review the results. To listen to the live call, individuals can access the webcast at the investor relations portion of the Company’s website at http://ir.gbcholdings.com, or by dialing 866-271-5140, passcode # 68454612 approximately 10 minutes before the scheduled start time. For those who cannot listen to the live broadcast, replays will be available shortly after the call on the Global Brass and Copper website.

About Global Brass and Copper

Global Brass and Copper Holdings, Inc. through its wholly-owned principal operating subsidiary, Global Brass and Copper, Inc., is a leading, value-added converter, fabricator, distributor and processor of specialized copper and brass products in North America. We engage in metal melting and casting, rolling, drawing, extruding and stamping to fabricate finished and semi-finished alloy products from processed scrap, copper cathode and other refined metals. Our products include a wide range of sheet, strip, foil, rod, tube and fabricated metal component products that we sell under the Olin Brass, Chase Brass and A.J. Oster brand names. Our products are used in a variety of applications across diversified end markets, including the building and housing, munitions, automotive, transportation, coinage, electronics/electrical components, industrial machinery and equipment and general consumer end markets.

CONTACT:	Robert Micchelli
Global Brass and Copper Holdings, Inc.
Chief Financial Officer
(847) 240-4700

Ryan Lown
FTI Consulting
(312) 553-6756

Cautionary Statement Concerning Forward-Looking Statements

This press release contains “forward-looking statements” that involve risks and uncertainties. You can identify forward-looking statements because they contain words such as “believes”, “expects”, “projects”, “may”, “would”, “should”, “seeks”, “approximately”, “intends”, “plans”, “estimates”, “anticipates” or similar expressions that relate to our strategy, plans or intentions. All statements the Company makes relating to its estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to its expectations regarding future industry trends are forward-looking statements. In addition, the Company, through its senior management, from time to time make forward-looking public statements concerning its expected future operations and performance and other developments. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may change at any time, and, therefore, the Company’s actual results may differ materially from those that it expected. The Company derives many of its forward-looking statements from its operating budgets and forecasts, which are based upon many detailed assumptions. While the Company believes that its assumptions are reasonable, it is very difficult to predict the impact of known factors, and, of course, it is impossible to anticipate all factors that could affect the Company’s actual results. Actual results may differ materially from these expectations due to various risks and uncertainties, including: the failure to maintain the Company’s balanced book approach which could cause increased volatility in the Company’s profitability and operating results and may result in significant losses; the loss in order volumes from any of the Company’s largest customers, which may reduce the Company’s sales volumes, revenues and cash flows; the disruption to the Company’s business if its customers shift their manufacturing offshore; the occurrence of any prolonged disruptions at or failures of the Company’s manufacturing facilities and equipment which could have a material adverse effect on its business, financial condition, results of operations and cash flows; and the failure to implement the Company’s business strategy, including its growth initiatives, could adversely affect its business, financial condition, results of operations or cash flows. More detailed information about these and other risks and uncertainties are contained in the Company’s filings with the Securities and Exchange Commission, including under “Risk Factors” and elsewhere in our Amendment No. 9 to Form S-1 Registration Statement filed with the Securities and Exchange Commission on May 22, 2013, in Item 1A “Risk Factors” and elsewhere in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 and in the Company’s other filings with the Securities and Exchange Commission. All forward-looking information in this press release is expressly qualified in its entirety by these cautionary statements. All forward-looking statements contained in this press release are based upon information available to the Company on the date of this press release.

In addition, the matters referred to in the forward-looking statements contained in this press release may not in fact occur. Accordingly, investors should not place undue reliance on those statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Non-GAAP Measures

In addition to the results reported in accordance with U.S. GAAP, we have provided information regarding “Consolidated EBITDA”, “Segment EBITDA”, “Consolidated Adjusted EBITDA”, “Segment Adjusted EBITDA”, “Adjusted Diluted Earnings per Common Share,” and “Adjusted sales”.

EBITDA-Based Measures

We define Consolidated EBITDA as net income (loss) attributable to Global Brass and Copper Holdings, Inc., adjusted to exclude interest expense, provision for (benefit from) income taxes and depreciation and amortization expense. Segment EBITDA is defined by us as income (loss) before provision for (benefit from) income taxes and equity income, adjusted to exclude interest expense and depreciation and amortization expense, in each case, to the extent such items are attributable to such segment.

We use Consolidated EBITDA only to calculate Consolidated Adjusted EBITDA. Consolidated Adjusted EBITDA is Consolidated EBITDA, further adjusted to exclude extraordinary gains from the bargain purchase that occurred in the acquisition of the worldwide metals business of Olin Corporation, realized and unrealized gains and losses related to the collateral hedge contracts that were required under our 2007 ABL Facility, unrealized gains and losses on derivative contracts in support of our balanced book approach, unrealized gains and losses associated with derivative contracts related to electricity and natural gas costs, non-cash gains and losses due to lower of cost or market adjustments to inventory, non-cash LIFO-based gains and losses due to the depletion of a LIFO layer of metal inventory, non-cash compensation expense related to payments made to members of our management by our parent, Halkos, share-based compensation expense, loss on extinguishment of debt, non-cash income accretion related to the joint venture with Dowa, KPS management fees, restructuring and other business transformation charges, specified legal and professional expenses and certain other items.

We use Segment EBITDA only to calculate Segment Adjusted EBITDA. Segment Adjusted EBITDA is Segment EBITDA, further adjusted to exclude unrealized gains and losses on derivative contracts in support of our balanced book approach, unrealized gains and losses associated with derivative contracts related to electricity and natural gas costs, non-cash gains and losses due to lower of cost or market adjustments to inventory, non-cash LIFO-based gains and losses due to the depletion of a LIFO layer of metal inventory, non-cash compensation expense related to payments made to certain employees by our parent, Halkos, share-based compensation expense, loss on extinguishment of debt, and non-cash income accretion related to the joint venture with Dowa, in each case, to the extent such items are attributable to the relevant segment.

We present the above-described EBITDA-based measures because we consider them important supplemental measures and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Nevertheless, our EBITDA-based measures may not be comparable to similarly titled measures presented by other companies.

We present Consolidated Adjusted EBITDA as a supplemental measure of our performance because we believe it represents a meaningful presentation of the financial performance of our core operations, without the impact of the various items excluded, in order to provide period-to-period comparisons that are more consistent and more easily understood. In addition, Segment Adjusted EBITDA is the key metric used by our chief operating decision-maker to evaluate the business performance of our segments in comparison to budgets, forecasts and prior-year financial results, providing a measure that management believes reflects our core operating performance.

Our EBITDA-based measures are not intended as alternatives to net income (loss) as indicators of our operating performance, as alternatives to any other measure of performance in conformity with GAAP or as alternatives to cash flow provided by operating activities as measures of liquidity. You should therefore not place undue reliance on our EBITDA-based measures or ratios calculated using those measures. Our GAAP-based measures can be found in our consolidated financial statements included elsewhere in this press release.

Adjusted Diluted Earnings per Common Share

Adjusted Diluted Earnings per Common Share is defined as Diluted Income (Loss) per Common Share adjusted to remove the after-tax impact of the addbacks to EBITDA in calculating Consolidated Adjusted EBITDA. We believe that Adjusted Diluted Earnings per Common Share supplements our GAAP results to provide a more complete understanding of the results of our business, and we believe it is useful to our investors and other parties for these same reasons. Adjusted Diluted Earnings per Common Share may not be comparable to similarly titled measures presented by other companies and is not a measure of operating performance or liquidity defined by GAAP.

Adjusted Sales

Adjusted sales is defined as net sales less the metal component of net sales. Net sales is the most directly comparable GAAP measure to adjusted sales. Adjusted sales represents the value-added premium we earn over our conversion and fabrication costs. Management uses adjusted sales on a consolidated basis to monitor the revenues that are generated from our value-added conversion and fabrication processes excluding the effects of fluctuations in metal costs, reflecting our toll sales and our balanced book approach for non-toll sales. We believe that adjusted sales supplements our GAAP results to provide a more complete understanding of the results of our business, and we believe it is useful to our investors and other parties for these same reasons. Adjusted sales may not be comparable to similarly titled measures presented by other companies and is not a measure of operating performance or liquidity defined by GAAP.

Global Brass and Copper Holdings, Inc.

Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except share and per share data)	2013	2012	2013	2012
Net sales	$461.5	$417.0	$906.4	$860.4

Cost of sales	409.8	369.9	807.8	763.3

Gross profit	51.7	47.1	98.6	97.1

Selling, general and administrative expenses (including non-cash profits interest expense of $29.3, $19.5, $29.3 and $19.5, respectively)	52.8	38.0	72.5	55.9

Operating (loss) income	(1.1)	9.1	26.1	41.2

Interest expense	10.0	10.2	19.8	19.9

Loss on extinguishment of debt	—	19.6	—	19.6

Other expense, net	—	0.4	0.2	0.7

(Loss) income before provision for (benefit from) income taxes and equity income	(11.1)	(21.1)	6.1	1.0

Provision for (benefit from) income taxes	6.5	(1.0)	12.5	7.3

Loss before equity income	(17.6)	(20.1)	(6.4)	(6.3)

Equity income, net of tax	0.5	0.2	0.9	0.5

Net loss	(17.1)	(19.9)	(5.5)	(5.8)

Less: Net income attributable to noncontrolling interest	—	0.1	0.2	0.2

Net loss attributable to Global Brass and Copper Holdings, Inc.	$(17.1)	$(20.0)	$(5.7)	$(6.0)

Net loss attributable to Global Brass and Copper Holdings, Inc. per common share:
Basic	$(0.81)	$(0.95)	$(0.27)	$(0.28)
Diluted	$(0.81)	$(0.95)	$(0.27)	$(0.28)
Weighted average common shares outstanding:
Basic	21,110,000	21,110,000	21,110,000	21,110,000
Diluted	21,110,000	21,110,000	21,110,000	21,110,000

Supplemental Non-GAAP Information
Net sales	$461.5	$417.0	$906.4	$860.4
Metal component of net sales	319.2	282.3	624.5	588.7

Adjusted sales	$142.3	$134.7	$281.9	$271.7

Diluted net loss per common share, as reported	$(0.81)	$(0.95)	$(0.27)	$(0.28)
Non-cash Halkos profits interest compensation expense	1.39	0.92	1.39	0.92
Loss on extinguishment of debt	—	0.57	—	0.57
Management fees paid to affiliates of KPS	0.14	0.01	0.14	0.01
Gain on derivative contracts	—	—	—	(0.03)
Non-cash accretion of income of Dowa joint venture	—	—	(0.01)	(0.01)
Specified legal/professional expenses	0.02	0.02	0.04	0.03
Lower of cost or market adjustment to inventory	0.01	—	0.01	—
Share-based compensation expense	—	—	—	—
Other adjustments	—	0.02	—	0.02

Adjusted diluted earnings per common share (1)	$0.75	$0.59	$1.30	$1.23

(1)	The non-cash profits interest expense assumed no tax benefits. All remaining adjustments include a tax effect.

Global Brass and Copper Holdings, Inc.

Segment Results of Operations

	Three Months Ended		Change
(in millions)	June 30,		2013 vs. 2012
	2013	2012	Amount	Percent
Pounds shipped
Olin Brass	73.8	68.7	5.1	7.4%
Chase Brass	58.1	54.9	3.2	5.8%
A.J. Oster	17.1	17.6	(0.5)	(2.8%)
Corporate & other (a)	(10.6)	(12.4)	1.8	(14.5%)

Total	138.4	128.8	9.6	7.5%

Net Sales
Olin Brass	$230.7	$178.6	$52.1	29.2%
Chase Brass	164.7	166.1	(1.4)	(0.8%)
A.J. Oster	80.3	85.3	(5.0)	(5.9%)
Corporate & other (a)	(14.2)	(13.0)	(1.2)	9.2%

Total	$461.5	$417.0	$44.5	10.7%

Segment Adjusted EBITDA
Olin Brass	$16.2	$13.0	$3.2	24.6%
Chase Brass	19.0	17.3	1.7	9.8%
A.J. Oster	4.3	5.2	(0.9)	(17.3%)

Total for operating segments	$39.5	$35.5	$4.0	11.3%

(a) Amounts represent intercompany eliminations

Segment Adjusted EBITDA Reconciliation

	Three Months Ended			Three Months Ended
	June 30, 2013			June 30, 2012
(in millions)	Olin Brass	Chase Brass	A.J. Oster	Olin Brass	Chase Brass	A.J. Oster
Income before provision for income taxes and equity income:	$14.8	$18.2	$4.2	$12.3	$16.6	$5.1
Interest expense	—	—	—	—	—	—
Depreciation expense	1.1	0.8	0.1	0.8	0.6	0.1
Amortization expense	—	—	—	—	0.1	—

Segment EBITDA	$15.9	$19.0	$4.3	$13.1	$17.3	$5.2
Equity income, net of tax	0.5	—	—	0.2	—	—
Net income attributable to non-controlling interest	—	—	—	(0.1)	—	—
Non-cash accretion of income of Dowa joint venture (a)	(0.2)	—	—	(0.2)	—	—

Segment Adjusted EBITDA	$16.2	$19.0	$4.3	$13.0	$17.3	$5.2

(a)	As a result of the application of purchase accounting in connection with the November 2007 acquisition, no carrying value was initially assigned to our equity investment in our joint venture in Dowa – Olin Metal Corporation (“Dowa”). This adjustment represents the accretion of equity in our joint venture in Dowa over a 13-year period (which represents the estimated useful life of the technology and patents of the joint venture).

Global Brass and Copper Holdings, Inc.

Consolidated Balance Sheets (Unaudited)

	As of
	June 30,	December 31,
(In millions, except share and par value data)	2013	2012
Assets
Current assets:
Cash	$34.0	$13.9
Accounts receivable (net of allowance of $1.3 and $1.4 as of June 30, 2013 and December 31, 2012, respectively)	203.3	164.3
Inventories	199.6	174.4
Prepaid expenses and other current assets	25.1	12.1
Deferred income taxes	31.8	33.5
Income tax receivable, net	2.1	1.3

Total current assets	495.9	399.5

Property, plant and equipment, net	75.3	71.1
Investment in joint venture	2.2	3.0
Goodwill	4.4	4.4
Intangible assets, net	0.8	0.8
Deferred income taxes	6.8	6.1
Other noncurrent assets	16.8	17.8

Total assets	$602.2	$502.7

Liabilities and deficit
Current liabilities:
Accounts payable	107.0	81.6
Accrued liabilities	52.7	48.4
Accrued interest	3.4	3.3
Income tax payable	0.3	0.2

Total current liabilities	163.4	133.5

Long-term debt	431.0	389.5
Other noncurrent liabilities	27.6	27.5

Total liabilities	622.0	550.5

Commitments and contingencies	—	—
Global Brass and Copper Holdings, Inc. stockholders’ deficit:
Common stock - $.01 par value; 80,000,000 shares authorized; 21,110,000 shares issued and outstanding as of June 30, 2013 and December 31, 2012	0.2	0.2
Additional paid-in capital	29.4	—
Accumulated deficit	(53.8)	(48.1)
Accumulated other comprehensive income	0.6	1.5
Receivable from stockholder	—	(4.9)

Total Global Brass and Copper Holdings, Inc. stockholders’ deficit	(23.6)	(51.3)
Noncontrolling interest	3.8	3.5

Total deficit	(19.8)	(47.8)

Total liabilities and deficit	$602.2	$502.7

Global Brass and Copper Holdings, Inc.

Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
(In millions)	2013	2012
Cash flows from operating activities
Net loss	$(5.5)	$(5.8)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Lower of cost or market adjustment to inventory	0.3	—
Mark to market on commodity contracts	0.1	(1.2)
Mark to market on interest rate cap agreements	—	0.1
Depreciation	3.9	3.1
Amortization of intangible assets	0.1	0.1
Amortization of debt discount and issuance costs	1.2	3.4
Loss on extinguishment of debt	—	19.6
Profits interest compensation expense	29.3	19.5
Share-based compensation expense	0.2	—
Provision for bad debts, net of reductions	(0.1)	0.2
Deferred income taxes	1.5	(0.5)
Loss on sale of property, plant and equipment	—	—
Equity income, net of tax	(0.9)	(0.5)
Distributions from equity method investment	—	0.5
Change in assets and liabilities:
Accounts receivable	(38.7)	(31.7)
Inventories	(25.4)	6.1
Prepaid expenses and other current assets	(13.1)	5.4
Accounts payable	25.6	26.7
Accrued liabilities	4.3	(7.0)
Accrued interest	0.1	(0.7)
Income taxes, net	(0.8)	0.2
Other, net	—	(7.2)

Net cash (used in) provided by operating activities	(17.9)	30.3

Cash flows from investing activities
Capital expenditures	(8.3)	(7.2)
Proceeds from sale of property, plant and equipment	0.2	—

Net cash used in investing activities	(8.1)	(7.2)

Cash flows from financing activities
Deferred financing fees	—	(12.9)
Proceeds from senior secured notes	—	375.0
Payments on term loan	—	(310.9)
Borrowings on ABL Facility	229.8	81.6
Payments on ABL Facility	(188.3)	(30.9)
Distribution to stockholder	—	(160.0)
Net payment (amounts due) from stockholder	4.9	(2.2)

Net cash provided by (used in) financing activities	46.4	(60.3)

Effect of foreign currency exchange rates	(0.3)	(0.1)

Net increase (decrease) in cash	20.1	(37.3)

Cash at beginning of period	13.9	49.5

Cash at end of period	$34.0	$12.2

Global Brass and Copper Holdings, Inc.

Consolidated Adjusted EBITDA Reconciliation

	Three Months Ended June 30,
(in millions)	2013	2012
Net loss attributable to Global Brass and Copper Holdings, Inc.	$(17.1)	$(20.0)
Interest expense	10.0	10.2
Provision for (benefit from) income taxes	6.5	(1.0)
Depreciation expense	2.0	1.6
Amortization expense	—	0.1

Consolidated EBITDA	$1.4	$(9.1)

Non-cash Halkos profits interest compensation expense (a)	29.3	19.5
Loss on extinguishment of debt (b)	—	19.6
Management fees (c)	4.5	0.3
Loss on derivative contracts (d)	—	0.1
Non-cash accretion of income of Dowa joint venture (e)	(0.2)	(0.2)
Specified legal/professional expenses (f)	0.8	0.5
Lower of cost or market adjustment to inventory (g)	0.3	—
Share-based compensation expense (h)	0.2	—
Other adjustments (i)	—	0.5

Consolidated Adjusted EBITDA	$36.3	$31.2

(a)	The 2013 amount includes $20.4 million that represents incremental non-cash compensation as a result of the modification made to the Amended and Restated Limited Liability Company Agreement of Halkos to eliminate Halkos’ right to acquire all or a portion of the profits interest shares owned by certain members of our management for less than fair market value upon certain conditions. The 2013 amount also includes $8.9 million that represents a distribution made by Halkos to certain members of our management that owned profits interest shares of Halkos that resulted in a non-cash compensation charge in connection with the IPO that occurred in May 2013. The 2012 amount represents the dividend payment made by Halkos to certain members of our management that resulted in a non-cash compensation charge in connection with the senior secured notes issuance that occurred on June 1, 2012.
(b)	Represents the loss on the extinguishment of debt recognized in connection with the termination prior to maturity of the senior secured term loan.
(c)	The 2013 amount represents an early termination fee equal to the value of the advisory fee that would have otherwise been payable to affiliates of KPS through the end of the agreement. The 2012 amount represents a portion of the annual advisory fees payable to affiliates of KPS.
(d)	Represents unrealized losses on derivative contracts in support of our balanced book approach and unrealized losses associated with derivative contracts with respect to electricity and natural gas costs.
(e)	As a result of the application of purchase accounting in connection with the November 2007 acquisition, no carrying value was initially assigned to our equity investment in our joint venture in Dowa. This adjustment represents the accretion of equity in our joint venture in Dowa at the date of the acquisition over a 13-year period (which represents the estimated useful life of the technology and patents of the joint venture).
(f)	Specified legal/professional expenses for the three months ended June 30, 2013 and 2012 included $0.8 million and $0.5 million, respectively, of professional fees for accounting, tax, legal and consulting services related to the IPO and certain regulatory and compliance matters.
(g)	Represents a non-cash lower of cost or market charge for the write down of inventory recorded during the three months ended June 30, 2013.
(h)	Represents share-based compensation expense resulting from the grant of non-qualified stock options, restricted stock and performance-based shares to certain members of our management and our Board of Directors in connection with the IPO.
(i)	Represents a call premium of $0.5 million as a result of a voluntary prepayment of $15.0 million on our senior secured term loan in April 2012.

Global Brass and Copper Holdings, Inc.

Consolidated Adjusted EBITDA Reconciliation

	For the Year Ended
	December 31,
(in millions)	2012	2008
Net income (loss) attributable to Global Brass and Copper Holdings, Inc.	$12.5	$(69.1)
Interest expense	39.7	20.0
Provision for (benefit from) income taxes	19.2	(45.4)
Depreciation expense	6.8	0.4
Amortization expense	0.1	0.2

Consolidated EBITDA	$78.3	$(93.9)

Lower of cost or market adjustment to inventory (a)	0.3	170.9
Gain from LIFO layer depletion (b)	(4.8)	—
Non-cash Halkos profits interest compensation expense (c)	19.5	—
Loss on extinguishment of debt (d)	19.6	—
Gain on derivative contracts (e)	(1.6)	(19.9)
Management fees (f)	1.0	1.0
Non-cash accretion of income of Dowa joint venture (g)	(0.7)	(0.7)
Specified legal/professional expenses (h)	3.3	0.4
Extraordinary gain from bargain purchase (i)	—	(2.9)
Restructuring and other business transformation charges (j)	—	5.0
Other adjustments (k)	0.5	—

Consolidated Adjusted EBITDA	$115.4	$59.9

(a)	In the year ended December 31, 2012, we reduced the recorded value of inventory by $0.3 million related to a lower of cost or market adjustment. In the year ended December 31, 2008, we recorded a $170.9 million non-cash charge for the revaluation of inventory from the prevailing metal prices at the time of the acquisition in November 2007 (reflecting a copper price of $3.00 per pound), to the significantly lower metal prices as of December 31, 2008 (reflecting a copper price of $1.52 per pound).
(b)	Calculated based on the difference between the base year LIFO carrying value and the metal prices prevailing in the market at the time of inventory depletion.
(c)	Represents dividend payments made by Halkos to certain members of our management that resulted in a non-cash compensation charge in connection with the senior secured notes issuance in June 2012.
(d)	Represents the loss on the extinguishment of debt recognized in connection with the termination prior to maturity of the senior secured term loan.
(e)	Represents unrealized gains and losses on derivative contracts in support of our balanced book approach and unrealized gains and losses associated with derivative contracts with respect to electricity and natural gas costs.
(f)	Represents annual management fees payable to affiliates of KPS.
(g)	As a result of the application of purchase accounting in connection with the November 2007 acquisition, no carrying value was initially assigned to our equity investment in our joint venture in Dowa. This adjustment represents the accretion of equity in our joint venture in Dowa at the date of the acquisition over a 13-year period (which represents the estimated useful life of the technology and patents of the joint venture).
(h)	Specified legal/expenses for the year ended December 31, 2012 included $3.3 million of professional fees for accounting, tax, legal and consulting services related to a contemplated initial public offering and certain regulatory and compliance matters. Specified legal/professional expenses for the year ended December 31, 2008 included legal and consulting fees of $0.4 million associated with a proposed acquisition that was not completed.
(i)	The fair market value of the net assets acquired in our acquisition of the worldwide metals business of Olin Corporation exceeded the purchase price, resulting in a bargain purchase event. In accordance with GAAP, the excess fair value was allocated as a reduction to the amounts that otherwise would have been assigned to all of the acquired long-term assets. The remaining excess fair value was recorded as a one-time non-taxable extraordinary gain of $2.9 million in the year ended December 31, 2008.
(j)	Restructuring and other business transformation charges included $5.0 million in fees incurred for labor and productivity consultants in connection with operations at the Olin Brass East Alton, Illinois casting plant, rolling mill and fabrication and cupping operation and $1.4 million in integration expenses associated with the January 2008 asset acquisition from Bolton Metal Products Company, partially offset by a $1.4 million gain associated with the sale of a redundant A.J. Oster distribution facility.
(k)	Represents a call premium of $0.5 million as a result of a voluntary prepayment of $15.0 million on our senior secured term loan in April 2012.